Exhibit 23.1

AUDITOR’S CONSENT

We have issued our report dated February 15, 2002 (except for Note L, as to which the date is March 4, 2002), accompanying the consolidated financial statements appearing in the 2001 Annual Report of SFBC International, Inc. and Subsidiaries to its shareholders included in the Form 10-KSB for the year ended December 31, 2001 which is incorporated by reference in this Registration Statement.  We have also issued our report dated August 13, 2002 accompanying the financial statements of New Drug Services, Inc. included for the year ended December 31, 2001 as an exhibit to the Form 8-K which is also incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Grant Thornton LLP

Miami, Florida

February 7, 2003